Articles of Benefactum Alliance (Shenzhen) Investment Consulting Company Limited

Chapter 1 General

Article 1 In accordance with the Corporate Law of the People’s Republic of China, Foreign Capital Enterprises Law of the People’s Republic of China and other related laws and regulations of China, the Articles of Association is hereby drafted.

Article 2 Name of the shareholder: Benefactum Sino Limited

It was registered in Hong Kong under the legal address: Room B, 8F, Changming Mansion, No. 72, Cheung Sha Wan Road, Kowloon, Hong Kong, company No.: 2356311.

Name of the current director: Liu Bodang, Title: Director, Nationality: Chinese

Article 3 Name of the exclusively foreign-owned enterprise: Benefactum Alliance (Shenzhen) Investment Consulting Company Limited (hereinafter referred to as the Company) Legal address of the company: Room 201, Building A, No. 1 First Qianwan Road, Qianhai Shenzhen-Hong Kong Cross Border Cooperation Zone, Shenzhen (settled in Shenzhen Qianhai Commercial Secretary Co., Ltd.)

Article 4 The Company is a limited company, invested and managed by Benefactum Sino Limited and corporate responsibility is undertaken according to the paid amount of contribution.

Article 5 The company was established as approved by the examination and approval authority, registered in Shenzhen, and it is a business entity that shall comply with laws and regulations of the People’s Republic of China and shall be governed and protected by the laws of China.

Chapter 2 Purpose and Business Scope

Article 6 Purpose of the company: The Company aims at facilitating the development of China’s national economy and obtaining satisfactory returns, in hopes of strengthening economic cooperation and technical exchange.

Article 7 Business scope of the company: Investment consultation, corporate management consultation, commercial information consultation (restricted items are excluded).

Chapter 3 Aggregate Investment and Registered Capital

Article 8 The total investment of the company is RMB 100,000 and the registered capital is RMB 100,000, and capital is contributed by means of Offshore RMB in cash.

The way of contribution and term of the registered capital shall be executed according to the rules of the Corporate Law of the People’s Republic of China and other related laws and regulations of China. Details are listed as follows:

The company’s registered capital shall be contributed and paid up before Dec. 31, 2046.

Article 9 After the shareholder has paid the contribution of capital, the company may report to the examination and approval authority and the industry and commerce administration authority for filing.

Article 10 In case of any change in aggregate investment or scale of production and operation within the operation period, it shall be approved by the examination and approval authority under the premise that such change of increase or decrease is necessary.

Article 11 Any change in business scope, separation, consolidation, or increase or transfer of registered capital or change in other material matters shall be reported to the original examination authority for approval after passing the resolution made by the company’s board of shareholders, and shall go through corresponding procedures for changes of registration at relevant authorities such as industrial and commercial administration, tax administration, foreign exchange and customs within the time limit as prescribed.

Chapter 4 Function and Power of the Shareholder

Article 12 The shareholder of the company shall determine material matters of the company and shall exercise the following functions and powers through resolutions of the shareholder, in accordance with the Company Law and the regulations in the Articles of Association:

(1) Determine the company’s operating policies and investment plans;

(2) Elect and change the executive director and supervisor who are not staff representatives, and determine the remuneration of the related executive director and supervisor;

(3) Examine and approve the report of the executive director;

(4) Examine and approve the report from the supervisor;

(5) Examine and approve the company’s annual financial budget plans and final accounting plans;

(6) Examine and approve the company’s profit distribution plans and loss recovery plans;

(7) Make a decision on the increase, decrease or transfer of the company’s registered capital;

(8) Make resolutions on issuing corporation bonds;

(9) Make resolutions on the company’s merger, separation, postponement, dissolution, liquidation or change of the company form;

(10) Amend the company’s Articles of Association;

(11) Other material matters that shall go through shareholder resolution.

Chapter 5 Executive Director

Article 13 The company has no board of directors, but has one executive director. The executive director shall be responsible for all of the material matters of the company and shall be responsible for the shareholder.

Article 14 The executive director shall be appointed and removed by the shareholder. The tenure of each executive director is three years. The executive director may be reappointed consecutively through appointment. The replacement of executive director shall be submitted to the registration authority of the company for filing.

Article 15 The executive director is the legal representative of the company and the signatory exercising functions and powers on behalf of the company. During the term of office, the executive director shall handle major issues of the company and be responsible for inspecting and supervising the implementation conditions of the shareholder resolutions, complying with the Articles of Association and the shareholder resolution. In case the executive director is temporarily unable to perform the duties, the executive director may entrust another person to perform such duties through a written power of attorney. In regard to duties that shall be exercised by the executive director as stipulated by laws and regulations, it is not allowed to entrust another person for exercising.

Article 16 The executive director shall be responsible for the shareholder, and perform the following duties:

(1) Execute the resolutions of the shareholder;

(2) Determine the operation policies, development plans and investment plans of the company, examine and approve important reports put forward by the manager or the management department;

(3) Prepare the company’s annual financial budget plans and final accounting plans;

(4) Prepare the company’s annual profit distribution plans and loss recovery plans;

(5) Prepare the company’s plans on increasing or decreasing the registered capital and issuing the bonds of the company;

(6) Prepare the company’s plans on merger, separation, dissolution, transfer of stock rights, postponement, suspension or change of the company form;

(7) Determine the setup of the internal management organization of the company;

(8)Determine to recruit or dismiss the company’s manager and his/her payment, and determine to appoint or dismiss the company’s vice manager and financial responsible person and their payments according to the manger’s nomination;

(9) Prepare the basic management system of the company;

(10) Other material matters that shall be determined by the executive director.

Chapter 6 Operating Management Organization

Article 17 The operating and management organization is established by the company at its domicile, which shall be responsible for the daily operation and management of the company, and shall implement the manager responsibility system led by the executive director. The company has set up Technology Department, Sales Department, Financial Department, Administration Department and other departments.

Article 18 The company has one general manager.

Article 19 The general manager shall be responsible for the executive director, and exercise the following duties:

(1) Take charge of the management work of production and operation of the company, and organize the implementation of the various resolutions made by the executive director;

(2) Organize the implementation of the annual business plan and investment plan of the company;

(3) Draw up the plan for the set up of the company’s internal management organization, basic system and specific rules and regulations of the company;

(4) Propose the appointment or dismissal of the vice manager or financial responsible person of the company within the scope of authorization of the executive director;

(5) Determine to appoint or dismiss the responsible management personnel, except those whose appointment or dismissal shall be determined by the executive director;

(6) Exercise other functions and powers granted by the executive director.

Article 20 The manager’s term of office is three years, and can be reappointed consecutively as appointed by the executive director.

Article 21 The executive director may additional hold the post as manager or other senior positions as appointed by the executive director.

Article 22 The manager must be a full-time staff with permanent residence in the company domicile and is not allowed to serve as the manager or vice manager concurrently in other economic organizations, nor is allowed to participate in the competitive business practices carried out by other economic organizations against this company.

Article 23 Management personnel of the company who has the behavior of malpractices or severe dereliction of duty (if any) shall be dismissed through the resolution of the executive director or according to the administrative regulations of the company; in case of causing any economic loss to the company or violating the criminal law, such personnel shall be investigated for the corresponding economic responsibility or legal responsibility.

Article 24 In case of any request for resignation from the manager, chief engineer, chief accountant, auditor or other senior employees, the above-mentioned personnel shall submit a written report to the executive director 15 days ahead of schedule, and can leave the post after being approved by the executive director.

Chapter 7 Supervisor

Article 25 The Company has no board of supervisors, but has one supervisor, who is the supervisory management personnel of the company.

Article 26 The supervisor shall exercise the following functions and powers during the supervisory management of the company:

(1) Check the financial condition of the company;

(2) Supervise the behaviors of the executive director and senior management in exercising the company’s duties, and provide advice of deposing the executive director or senior management violating the laws, administrative regulations, articles of association or the shareholder resolutions of the company;

(3) Ask the executive director and senior management to correct their behaviors, when their behaviors are harmful to the company’s benefits;

(4) Propose proposals, inquiries and suggestions to the executive director;

(5) File a lawsuit against the executive director and senior management violating the regulations of the Company Law;

(6) Investigate the company’s operating conditions.

Article 27 The position of supervisor shall be held by shareholder, and term of office shall be three years, and the supervisor can be reappointed consecutively when the term of office is due. The executive director and senior management shall not serve concurrently as supervisors.

Chapter 8 Financial Accounting, Taxation, Foreign Exchange Administration and Insurance

Article 28 In accordance with relevant regulations of Chinese laws and regulations and financial authority, the company shall work out the financial and accounting system of the company in accordance with the company’s actual situations and shall submit to Shenzhen financial department and taxation department for filing.

Article 29 The accounting year of the company adopts the calendar year system, which is covered from Jan. 1st to Dec. 31st. In case the date of commencement and expiration of an accounting year is required to be changed due to special situation, it shall be submitted to the taxation authority for records.

Article 30 The finance department of the company shall work out the annual balance sheet and profit and loss statement in the last accounting year within three months of each accounting year, which shall be submitted to the original examining and approving authority and industrial and commercial administration authority for filing after being audited by the auditor and approved by the company.

Article 31 The Company takes RMB as base currency for bookkeeping. In regard to cash, bank deposit, other funds and credit and debt, income and cost, it shall be registered according to the currency actually received and paid. When other currencies are converted into RMB, it shall be converted according to the basic rate of exchange on the actual occurring date as issued by the People’s Bank of China.

Article 32 In regard to the company profits after paying the income tax, 10% of the profits shall be withdrawn which shall be listed into the legal accumulation fund of the company. In case the accumulated amount of legal accumulation funds of the company is below 50% of the company’s registered capital, the withdrawal shall stop.

Article 33 The profits are not allowed to be distributed before the losses of the last accounting year of the company are covered; and the undistributed profits of the last accounting year can be incorporated into the profits distributable of this accounting year for distribution.

Article 34 The Company shall make payment for tax complying with related laws and regulations of China, and shall have the right to apply for preferential treatment of tax reduction and exemption according to relevant regulations.

Article 35 The employees of the company shall act in accordance with the “Individual Income Tax Law of the People’s Republic of China” to make payment for individual income tax.

Article 36 Any matter concerning foreign exchange of the company shall be handled according to the “Regulations on Foreign Exchange Management of the People’s Republic of China” and relevant provisions.

Article 37 Any item of insurance of the company shall be insured by the insurance company within China.

Chapter 9 Employee and Labor Union

Article 38 The Company may determine the institution’s setup and size of personnel force at discretion, according to the need of production and operation. The company may hire employees through the assessment through open recruitment on a selective basis within the recruitment project as approved by the labor department.

Article 39 Both the company and the employees shall act in accordance with the "Labor Law of the People’s Republic of China" and other related laws and regulations of China and relevant regulations of Shenzhen during the recruitment, and shall conclude a labor contract according to law. In the contract, it shall clearly indicate items such as labor (work) task, term of a labor contract, labor conditions and labor protection, labor discipline, remuneration, social insurance, social benefits and conditions of dismissal, resignation, contract change, termination and dissolution, responsibilities for violating labor contract and other matters as agreed by both parties, etc. After signing the labor contract, it shall be submitted to Shenzhen Labor Bureau for filing and shall conduct employment procedures according to related regulations.

Article 40 The employees of the company are entitled to establish the Labor Union at the grass-roots level and carry out activities according to the provisions of "Trade Union Law of the People’s Republic of China".

Article 41 The Labor Union represents the benefits of the employees, basic tasks of which are: to protect lawful rights and interests of the employees according to the provisions of Chinese laws and regulations, to assist the company in planning and rationally using welfare and award funds; organizing the employees to study and carry out recreational and sports activities; to train the employees to obey the labor disciplines and to work hard to complete every economic tasks of the company.

The representative of the Labor Union shall have the right to attend the meeting to reflect the opinions and request of the employees when the company is studying to determine matters related to vital interests of the employees such as commendation and penalization of employees, salary system, livelihood welfare, labor protection and insurance.

Article 42 The Labor Union of the company shall guide and assist the employees in signing individual labor contract with the company, or represent the employees to sign collective labor agreement with the company and supervise the implementation of the labor contract.

Article 43 The company shall provide necessary conditions of activity for the Labor Union of the company. This company shall extract 2 % of the employees’ actual monthly wages paid as the Labor Union dues, which shall be utilized by the Labor Union according to related union due management stipulations as regulated by All China Federation of Trade Unions.

Chapter 10 Terms, Termination and Liquidation

Article 44 The term of operation of the company is sustainable operation.

Article 45 In case any of the following situations occurs, the company shall be terminated:

(1)	Shareholders’ determination to dissolve the company due to bad management and heavy loss;

(2)	Inability to continue the operation due to heavy loss caused by force majeure such as natural disaster and war, etc.

(3)	Bankruptcy;

(4)	Cancellation according to law due to violation of Chinese laws and regulations and violation of social public interests;

(5)	Occurrence of other causes for dissolution as regulated by the articles of association;

Article 46 In case the company has planned to terminate the operation in advance, it shall be submitted to the original examining and approving authority for approval;

Article 47 In case the company terminates its operation, it shall give an announcement in time and shall organize the liquidating committee according to Chinese laws and regulations to carry out liquidation according to legal procedures. Before the end of liquidation, the shareholders are not allowed to remit or carry with the company capital outside China or to dispose the company assets at discretion.

Article 48 After finishing the liquidation, the liquidating committee shall submit the liquidation report, which shall be submitted to the original examining and approving authority for filing after being submitted to the Executive Director and the shareholders for approval. It shall also carry out procedures of cancellation of registration to relevant departments such as industry and commerce administration, taxation and customs, and shall cancel the business license and give an announcement to the public.

Chapter 11 Supplementary Articles

Article 49 The company shall accept verification and supervision of departments such as government competent authorities, customs, industry and commerce administration, labor management, environment protection, finance, taxation and audit.

Article 50 Any modification of the articles of association must be approved by the resolution of the company’s shareholders and shall be submitted to the original examining and approving authority for filing.

Article 51 The articles of association is prepared in Chinese.

Article 52 In case of any conflict between the articles of association and the laws and regulations of the People’s Republic of China, the national laws and regulations shall prevail.

Article 53 The articles of association shall take effect after being approved by the examining and approving authority of the People’s Government of Shenzhen.

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Date: Date Month Year